EXHIBIT 10.28

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into as of the 7th day of October 2012, by and between Jack H. Webb (“Executive”) and NBT Bancorp Inc., a Delaware corporation (the “Corporation”).

W I T N E S S E T H  T H A T :

WHEREAS, the Corporation intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Alliance Financial Corporation, a New York corporation (“Seller”), providing for the merger of Seller with and into the Corporation, with the Corporation surviving the merger (the “Merger”);

WHEREAS, Executive is currently employed by Seller pursuant to that certain Employment Agreement by and among Executive, Seller and Alliance Bank, N.A. (the “Seller Bank”), dated as of January 26, 2010 (the “Prior Agreement”); and

WHEREAS, in connection with and conditioned upon consummation of the Merger, the parties desire to terminate the Prior Agreement, and the Corporation desires to employ Executive and Executive desires to be employed by the Corporation beginning at the Effective Time (as defined in the Merger Agreement) (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Employment; Responsibilities and Duties.

(a) The Corporation hereby agrees to employ Executive, and Executive hereby agrees to serve as Executive Vice President, Strategic Support of the Corporation, and of any successor to the Corporation, during the Term of Employment (as defined in Section 2(b) below). Executive shall have such executive duties, responsibilities, and authority as shall be set forth in the bylaws of the Corporation for such position or as may otherwise be determined by the Corporation. During the Term of Employment, Executive shall report directly to the Chief Executive Officer of the Corporation.

(b) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder. During the Term of Employment, Executive shall not, without the prior written consent of the Chief Executive Officer of the Corporation, render services in any capacity, whether as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than the Corporation or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of Section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments in compliance with any limits or policies of the Corporation, and (iii) with the prior permission of the Chief Executive Officer of the Corporation, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this Section 1.

(c) As promptly as practicable following the Commencement Date and subject to Executive meeting the qualifications for directors set forth in the Corporation’s bylaws, Executive shall be elected by the Board of Directors of the Corporation to serve as a member of such Board. Executive shall be elected to the eligible class of directors that has the longest remaining term as of the time of such election. Executive shall also be appointed to the Board of Directors of NBT Bank, N.A. in accordance with the bylaws of such bank and effective as promptly as practicable following the Commencement Date. Executive will be compensated for his service on such Boards of Directors in accordance with the applicable director compensation programs in effect from time to time, which Executive acknowledges currently provide that employee directors do not receive any board fees for service.

2. Termination of Prior Agreement; Term of Employment.

(a) As of the Commencement Date, the Prior Agreement shall terminate and be of no further force and effect except for
Sections 2(h), 6 and 10-16 thereof or as otherwise expressly set forth below; provided, however, that this Agreement shall be null and void if the Commencement Date does not occur. Notwithstanding the foregoing, in consideration for Executive’s willingness to enter into this Agreement and subject to the execution of a release of claims in substantially the form attached hereto as Exhibit A, within seven (7) business days following the Commencement Date, the Corporation shall pay to Executive in a lump sum an amount equal to one million nine hundred eleven thousand six hundred thirty-one dollars ($1,911,631.00) representing the aggregate amount which Executive would have been entitled to receive in the event of a “Termination” of Executive’s Employment following a “Change of Control” (as such terms are defined in the Prior Agreement) pursuant to Section 4(a)(i) and (ii) of the Prior Agreement (such payment shall be subject to the provisions of Section 4(b) of the Prior Agreement).

(b) The term of this Agreement (“Term of Employment”) shall be the period commencing on the Commencement Date and continuing until the Termination Date, which shall mean the earliest to occur of:

(i) the first anniversary of the Commencement Date;

(ii) the death of Executive;

(iii) Executive’s inability to perform his duties hereunder, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(iv) the discharge of Executive by the Corporation “for cause,” which shall mean one or more of the following:

(A) any willful or gross misconduct by Executive with respect to the business and affairs of the Corporation or any subsidiary bank of the Corporation, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

(B) the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by the Corporation;

(C) Executive’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner

(other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Corporation believes that Executive has not substantially performed his duties and Executive has not resumed substantial performance of his duties on a continuous basis within thirty (30) days of receiving such demand; or

(D) the breach by Executive of any representation or warranty in Section 5(a) hereof or of any agreement contained in Section 1, 4, or 5(b) hereof, which breach is material and adverse to the Corporation or any of its affiliates for which Executive is assigned material responsibilities or duties;

(v) Executive’s resignation from his position as Executive Vice President, Strategic Support of the Corporation other than for “Good Reason,” as hereinafter defined;

(vi) the termination of Executive’s employment by the Corporation “without cause,” which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), or (v) of this Section 2(a), at any time, upon the thirtieth day following notice to Executive; or

(vii) Executive’s resignation for “Good Reason.”

“Good Reason” shall mean, without Executive’s express written consent, a material reduction in Executive’s position or title or the assignment to Executive of duties that are materially inconsistent with those of an Executive Vice President position other than for “Cause,” or a material decrease in the amount or level of Executive’s salary or benefits from the amount or level established in Section 3 hereof. Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason, the Corporation shall have thirty (30) days from the date on which Executive gives the written notice thereof to cure such event or condition (such notice to be given from Executive within ninety (90) days from the date the event or condition first occurs) and, if the Corporation does so, such event or condition shall not constitute Good Reason hereunder. Further, an event or condition shall cease to constitute Good Reason thirty (30) days after the end of the cure period.

A Termination Date shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, for purposes of any such provision of this Agreement, any references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.”

(c) In the event that the Term of Employment shall be terminated for any reason other than that set forth in Section 2(a)(vi) or 2(a)(vii) hereof, Executive shall, in consideration for Executive’s covenant not to compete and other post-termination obligations, be entitled to receive, upon the occurrence of any such event:

(i) any salary payable pursuant to Section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to Section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to Section 3(j) hereof, the right to receive legal title to his automobile under Section 3(g) hereof, and the right to receive the cash equivalent of paid annual leave accrued as of the Termination Date pursuant to Section 3(f) hereof.

(d) In the event that the Term of Employment shall be terminated for the reason set forth in Section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive the following:

(i) any salary payable pursuant to Section 3(a)(i) hereof which shall have accrued as of the Termination Date, and, promptly after the execution and effective date of a release of claims and separation agreement in substantially the form attached hereto as Exhibit B, for the period commencing on the date immediately following the Termination Date and ending upon and including the first anniversary of the Commencement Date, salary payable at the rate established pursuant to Section 3(a)(i) hereof, on a monthly basis; and

(ii) such rights as Executive may have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to Section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to Section 3(j) hereof, the right to receive legal title to his automobile under Section 3(g) hereof, and the right to receive the cash equivalent of paid annual leave accrued as of the Termination Date pursuant to Section 3(f) hereof.

(e) Notwithstanding any other provision in this Agreement, the Corporation may terminate or suspend the employment of Executive hereunder, as if such termination were for Cause, to the extent required by any applicable federal or state statute related to banking, deposit insurance or bank or savings institution holding companies or by regulations or orders issued by the Office of the Controller of the Currency, the Federal Deposit Insurance Corporation or any other state or federal banking regulatory agency having jurisdiction over the Corporation or any subsidiary bank of the Corporation, and no payment shall be required to be made to or for the benefit of Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided that it shall be the Corporation’s burden to prove that any such action was so required.

(f) Notwithstanding any other payment schedule provided herein to the contrary for amounts payable and/or benefits owed pursuant to Section 2(d) hereof, if Executive is deemed on the Termination Date a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service”, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Corporation shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Corporation or to the extent that such benefits would otherwise have been provided by the Corporation at no cost to Executive, the Corporation’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Corporation in accordance with the procedures specified herein.

(g) If any portion of the amounts payable to, or the value to be received by, Executive under this Agreement constitutes an “excess parachute payment” within the meaning of Code Sections 280G and 4999, then such amounts payable to or to be received by Executive pursuant to this Agreement shall be reduced to the extent necessary to eliminate the application of Code Sections 280G and 4999.

(h) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s Termination Date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, payments or benefits shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s Termination Date.

(i) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

3. Compensation. For the services to be performed by Executive for the Corporation and its affiliates under this Agreement, Executive shall be compensated in the following manner:

(a) Salary. During the Term of Employment:

(i) The Corporation shall pay Executive a salary, which, on an annualized basis, shall be at the rate of three hundred thousand dollars ($300,000) commencing on the Commencement Date. Salary shall be payable in accordance with the normal payroll practices of the Corporation with respect to executive personnel as presently in effect or as they may be modified by the Corporation from time to time.

(ii) Executive shall be eligible to receive a performance bonus for calendar year 2013, which such bonus shall be based upon the target amount and the performance targets set forth on the attached Schedule I; provided that the minimum amount of such bonus for calendar year 2013 shall be $180,000. The Compensation Committee of the Corporation’s Board of Directors shall determine whether the performance targets have been achieved and the actual amount of such bonus payable to Executive, which determination shall be final and conclusive. To earn the bonus, Executive must be employed by the Corporation on December 31, 2013. Such bonus shall be paid in January 2014 in accordance with the Corporation’s customary practices.

(b) Employee Benefit Plans or Arrangements. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of the Corporation, as presently in effect as of the Commencement Date or as they may be modified by the Corporation from time to time, under such terms as may be applicable to officers of Executive’s rank employed by the Corporation or its affiliates and subject to the eligibility requirements set forth therein, including, without limitation, plans providing retirement benefits, medical insurance, disability insurance, and accidental death or dismemberment insurance (but excluding any life insurance or any defined benefit plans); provided that there be no duplication of such benefits as are provided under any other provision of this Agreement or the SERP or the Split Dollar Agreement (each as defined below); and provided further that, in lieu of participating in the plans of the Corporation and at the election of the Corporation, Executive may participate in the health and welfare plans of Seller and/or its subsidiaries in accordance with their terms to the extent such plans continue to be in effect after the Commencement Date. Subject to the terms and conditions of the Corporation’s health and welfare plans, the Corporation shall not treat Executive as a “new” employee for purposes of any exclusions under any such plan of the Corporation for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of Seller and its subsidiaries immediately prior to the Commencement Date, and any deductibles, co-payments or out-of-pocket expenses paid by Executive under any of Seller’s or any of its subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under the Corporation’s health plans upon delivery to the Corporation of appropriate documentation.

(c) SERP Benefit. Reference is made to the Amended and Restated Supplemental Retirement Agreement, dated November 28, 2006, by and among Executive, Seller and the Seller Bank, as amended (the “SERP”), which the parties agree will remain in full force and effect following the Commencement Date. In accordance with the terms of the SERP, Executive will continue to accrue a benefit under the SERP during the Term of Employment. The parties agree to amend the SERP to provide that “Final Average Compensation” for purposes of the SERP shall mean the annualized average of Executive’s monthly base salary actually paid by his employer over the thirty-six (36) consecutive month period ending on the Commencement Date.

(d) Split Dollar Agreement. Reference is made to the Split Dollar Agreement, dated January 27, 2009, by and between Executive and the Seller Bank (the “Split Dollar Agreement”), which the parties agree will remain in full force and effect following the Commencement Date. The parties agree to amend the Split Dollar Agreement to provide that Executive’s employment with the Corporation shall constitute continued employment for purposes of the Split Dollar Agreement and shall not trigger a “Termination of Employment” as defined therein.

(e) Equity Awards. Executive will be entitled to receive a restricted stock unit award of 5,000 shares of the Corporation’s common stock under the Corporation’s Omnibus Incentive Plan, with a vesting schedule that takes into account his expected term of employment. Such award shall be made to Executive no later than December 31, 2013 in accordance with the Corporation’s customary practices, but subject to Executive’s continued employment with the Corporation as of the date of grant.

(f) Vacation and Sick Leave. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of the Corporation applicable to officers of Executive’s rank employed by the Corporation or its affiliates and as in effect as of the Commencement Date or as may be modified by the Corporation from time to time and as may be applicable to officers of Executive’s rank employed by the Corporation or its affiliates.

(g) Automobile. During the Term of Employment, Executive shall be entitled to the use of the automobile owned by Seller and used by Executive immediately prior to the Commencement Date. Executive shall be responsible for all expenses of ownership and use of any such automobile (other than insurance and costs for any major repairs to such automobile, which will be paid by the Corporation through the Termination Date), subject to reimbursement of expenses for business use in accordance with Section 3(j). Upon the Termination Date, the Corporation shall transfer to Executive the legal title to such Seller-owned automobile at no cost (but subject to any applicable withholding taxes).

(h) Club Dues. During the Term of Employment, Executive shall be reimbursed for dues and assessments incurred in relation to Executive’s memberships at Onondaga Golf and Country Club and the Century Club of Syracuse. Executive shall be responsible for any income taxes associated with the personal use of such club memberships.

(i) Withholding. All compensation to be paid to Executive hereunder shall be subject to applicable federal, state, and local taxes and all and other required withholdings. Executive hereby acknowledges and agrees that he is responsible for all taxes in connection with any benefits, fringe benefits, or perquisites provided under this Agreement and he is not entitled to any tax “gross up” payments.

(j) Expenses. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested by the Corporation, in accordance with such policies of the Corporation as are in effect as of the Commencement Date and as may be modified by the Corporation from time to time, under such terms as may be applicable to officers of Executive’s rank employed by the Corporation or its affiliates. All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

4. Confidential Business Information; Non-Competition.

(a) Executive acknowledges that certain business methods, creative techniques, and technical data of the Corporation and its affiliates and the like are deemed by the Corporation to be and are in fact confidential business information of the Corporation, its subsidiary banks or any of their affiliates or are entrusted to third parties. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of the Corporation or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to the Corporation or its subsidiary banks or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of the Corporation or its subsidiary banks or their affiliates (collectively, “Confidential Information”). In this regard, the Corporation asserts proprietary rights in all of its Confidential Information and that of its affiliates, except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive’s fields shall be considered to be “clearly in the public domain” for the purposes of the preceding sentence. Executive acknowledges that in connection with his employment with the Corporation, Executive has had or may have access to such Confidential Information, and he agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by the Corporation, nor shall he use to the detriment of the Corporation or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of the Corporation or its subsidiary banks or their affiliates, any Confidential Information obtained during the course of his employment by the Corporation. In the event that disclosure is required by law, regulation, or order of a court or government authority, Executive agrees that as soon as practical and in any event no later than thirty (30) days after receiving notice that Executive is required to make such disclosure, Executive will provide notice to the Corporation of such requirement by law, regulation, order of a court or government authority. This Section 4(a) shall not be construed as restricting Executive from disclosing such information to the employees of the Corporation or its subsidiary banks or their affiliates. On or before the Termination Date, Executive shall promptly deliver to the Corporation any and all Confidential Information in his possession, whether tangible, electronic or intangible in form.

(b) Executive acknowledges that in the course of employment with the Corporation (including Seller and Seller Bank prior to the Merger), Executive has had access to and gained knowledge of the trade secrets and other Confidential Information of the Corporation, its subsidiary banks, or their affiliates; has had substantial relationships with the customers of the Corporation, its subsidiary banks, or their affiliates; and has performed services of special, unique, and extraordinary value to the Corporation, its subsidiary banks, or their affiliates. Therefore, Executive agrees that notwithstanding the termination of his employment pursuant to this Agreement for any reason, from the Commencement Date until the second anniversary of the date of termination of Executive’s service relationship with the Corporation or any of its subsidiaries (whether as an officer, employee, consultant or director) (the “Termination from Service”), Executive shall not, directly or indirectly, on behalf of himself or any other person or entity, without the written consent of the Corporation:

(i) become an officer, employee, consultant, director, or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town, or county in which the Corporation or its subsidiary banks or their affiliates has an office, determined as of the date of Termination from Service, where Executive’s position or service for such business is competitive with or otherwise similar to any of Executive’s positions or services for the Corporation or its subsidiary banks;

(ii) induce or solicit any customer, supplier, or agent of the Corporation, its subsidiary banks, or their affiliates about whom Executive has gained Confidential Information or with whom Executive, by virtue of his employment with the Corporation, has established a relationship or had frequent contact, to terminate or curtail an existing business or commercial relationship with the Corporation, its subsidiary banks, or their affiliates;

(iii) induce or solicit any customer or supplier of the Corporation, its subsidiary banks, or their affiliates about whom Executive has gained Confidential Information or with whom Executive, by virtue of his employment with the Corporation, has established a relationship or had frequent contact, to provide or purchase goods or services similar to the goods or services provided by it to or purchased by it from the Corporation, its subsidiary banks, or their affiliates; provided, however, that the provisions of this clause (iii) only apply to those persons or entities who are customers or suppliers of the Corporation, its subsidiary banks, or their affiliates as of the date of Termination from Service or who were customers of the Corporation, its subsidiary banks, or their affiliates during the one-year period prior to the date of Termination from Service; or

(iv) solicit, induce, recruit, offer employment to, hire, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation, its subsidiary banks, or their affiliates, to terminate his or her employment.

(c) Executive acknowledges and agrees that irreparable injury will result to the Corporation in the event of a breach of any of the provisions of this Section 4 (the “Designated Provisions”) and that the Corporation will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Corporation may have, the Corporation shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Chenango County, New York, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

(d) It is the desire and intent of the parties that the provisions of this Section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this Section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Corporation, to the fullest extent permitted by applicable law, the benefits intended by this Section 4.

5. Representations and Warranties.

(a) Executive represents and warrants to the Corporation that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

(b) Executive shall indemnify, defend, and hold harmless the Corporation for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which the Corporation has incurred or to which the Corporation may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in Section 5(a) hereof to be true and correct when made.

6. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to the Corporation:

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815
Attention: Chief Executive Officer
Facsimile: (607) 336-7538

Attention: Chief Executive Officer

If to Executive:

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

7. Assignment. Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party.

8. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the

State of New York, without giving effect to the principles of conflict of law thereof. The parties hereby designate Chenango County,

New York to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of New York. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

9. Entire Agreement. This Agreement and any other agreements expressly incorporated by reference herein constitute the entire understanding between the Corporation and Executive relating to the subject matter hereof; provided that the parties agree that the Prior Agreement shall terminate and be of no further force and effect as of the Commencement Date, except for Sections 2(h), 6 and 10-16 thereof and with respect to the Corporation’s payment obligations under Section 2(a) of this Agreement. Any previous agreements or understandings between the parties hereto or between Executive and the Corporation or any of its affiliates regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement, except for the SERP and the Split Dollar Agreement. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

10. Illegality; Severability.

(a) Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the “golden parachute payment regulations” of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

(b) If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

11. 409A Compliance. The intent of the parties is that payments and benefits under this Agreement either be exempt from or comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

12. Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), including without limitation an action pursuant to Section 4(c), if a dispute arises out of or is in any way related to this Agreement, or the asserted breach thereof, such dispute shall be referred to arbitration before the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures (the “Arbitration Rules”). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the “Arbitration Notice”). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration to resolve the dispute by mediation in accordance with the Arbitration Rules. If the dispute is not resolved by the date set for arbitration, then any controversy or claim arising out of this Agreement or the asserted breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in Chenango County, New York. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that discovery shall be concluded within ninety (90) days after the date the matter is set for arbitration. The arbitrator or arbitrators shall have the power to award reasonable attorneys’ fees to the prevailing party. Any provisions in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

13. Costs of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney’s fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney’s fees.

14. Affiliation. A company will be deemed to be “affiliated” with the Corporation or its subsidiary banks according to the definition of “Affiliate” set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

15. Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

NBT BANCORP INC.

By:	/s/ Martin A. Dietrich
Name: Martin A. Dietrich
Title: Chief Executive Officer

EXECUTIVE:

/s/ Jack H. Webb
Name: Jack H. Webb

Acknowledged and Agreed for
purposes of Sections 2(a), 3(c), 3(d)
and 9 hereof by Seller Bank:

ALLIANCE BANK, N.A.

By:	/s/ Donald H. Dew
Name: Donald H. Dew
Title: Lead Director

Exhibit A

Form of Release

I. In consideration of receipt and acceptance of the payments described in Section 2(a) of the Employment Agreement between the NBT Bancorp Inc. and Jack H. Webb, dated October 7, 2012 (the “Employment Agreement”), into which this Release (“Release”) is incorporated by reference (capitalized terms used herein and not defined have the meanings set forth in the Employment Agreement), Executive, on behalf of himself and his agents, heirs, executors, administrators, successors, and assigns, unconditionally and generally releases the Corporation, Seller and their respective subsidiary banks, their respective current and former owners, officers, directors, parents, affiliates, subsidiaries, related entities, agents and employees, and the heirs, executors, administrators, predecessors, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and Executive hereby waives and/or settles, with prejudice, any and all complaints, causes of action, suits, controversies, or any liability, claims, demands, or damages, known or unknown and of any nature whatsoever and which Executive ever had or now has, including, without limitation, those arising directly or indirectly pursuant to or out of any aspect of Executive’s employment with Seller, the Seller Bank or any other Releasee.

II. Specifically, without limitation of the foregoing, the release and waiver of claims under this Release shall include and apply to any rights and/or claims (i) arising under any contract or employment arrangement, express or implied, written or oral, including, without limitation, the Prior Agreement; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable federal, state, local or other statutes, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Family Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Executive Order 11246, the Worker Adjustment and Retraining Notification Act, all as amended, and any other statutes, orders, laws, ordinances, regulations applicable to Employee’s employment, of any state or city in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof; (iv) based upon any other federal, state or local statutes, orders, laws, ordinances, regulations, case law, public policy, or common law or the like; (v) concerning recruitment, hiring, discharge, promotions, transfers, employment status, right to reemployment, wages, bonus or incentive pay, severance pay, stock or stock options, employment benefits (including, without limitation, sick or other leave, medical, disability, life, or any other insurance, 401(k), pension, other retirement plans or benefits, or any other fringe benefits), workers’ compensation, intentional or negligent misrepresentation and/or infliction of emotional distress, interference with contract, fraud, libel, slander, defamation, invasion of privacy or loss of consortium, together with any and all tort, contract, or other claims which have been or might have been asserted by Executive or on his behalf in any suit, charge of discrimination, or claim against the Releasee; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief. Notwithstanding the foregoing, nothing in this Release is intended to limit Executive’s (i) vested rights under any Section 401(k) plan and any nonqualified account balance plan in which Executive participates, (ii) rights under the SERP or the Split Dollar Agreement, (iii) rights to indemnification under applicable corporate law or the organizational documents of Seller or the Seller Bank or as an insured under any director’s and officer’s liability insurance policy now or previously in force, (iv) rights due to the obligations of the Corporation under the provisions of Section 6.9 of the Merger Agreement or (v) rights as a shareholder and holder of restricted stock of Seller to receive the consideration payable under the Merger Agreement.

III. Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

Exhibit B

Form of Separation Agreement and Release

I. In consideration of receipt and acceptance of certain separation payments described in Section 2(d)(i) of the Employment Agreement and listed on Appendix A between NBT Bancorp Inc. and Jack H. Webb, dated October 7, 2012 (the “Employment Agreement”), into which this Separation Agreement and Release (“Separation Agreement”) is incorporated by reference (capitalized terms used herein and not defined have the meanings set forth in the Employment Agreement), Executive, on behalf of himself and his agents, heirs, executors, administrators, successors, and assigns, unconditionally and generally releases the Corporation and its subsidiary banks, their respective current and former owners, officers, directors, parents, affiliates, subsidiaries, related entities, agents and employees, and the heirs, executors, administrators, predecessors, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and Executive hereby waives and/or settles, with prejudice, any and all complaints, causes of action, suits, controversies, or any liability, claims, demands, or damages, known or unknown and of any nature whatsoever and which Executive ever had or now has, including without limitation, those arising directly or indirectly pursuant to or out of any aspect of Executive’s employment or termination from employment with the Corporation, its subsidiary banks or any other Releasee.

II. Specifically, without limitation of the foregoing, the release and waiver of claims under this Separation Agreement shall include and apply to any rights and/or claims (i) arising under any contract or employment arrangement, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable federal, state, local or other statutes, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Family Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Executive Order 11246, the Worker Adjustment and Retraining Notification Act, all as amended, and any other statutes, orders, laws, ordinances, regulations applicable to Employee’s employment, of any state or city in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof; (iv) based upon any other federal, state or local statutes, orders, laws, ordinances, regulations, case law, public policy, or common law or the like; (v) concerning recruitment, hiring, discharge, promotions, transfers, employment status, right to reemployment, wages, bonus or incentive pay, severance pay, stock or stock options, employment benefits (including, without limitation, sick or other leave, medical, disability, life, or any other insurance, 401(k), pension, other retirement plans or benefits, or any other fringe benefits), workers’ compensation, intentional or negligent misrepresentation and/or infliction of emotional distress, interference with contract, fraud, libel, slander, defamation, invasion of privacy or loss of consortium, together with any and all tort, contract, or other claims which have been or might have been asserted by Executive or on his behalf in any suit, charge of discrimination, or claim against the Releasee; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief. Notwithstanding the foregoing, nothing in this Separation Agreement is intended to limit Executive’s (i) vested rights under any Section 401(k) plan and any nonqualified account balance plan in which Executive participates, (ii) rights under the SERP, (iii) rights to indemnification under applicable corporate law or the organizational documents of the Corporation, Seller or any subsidiary bank or as an insured under any director’s and officer’s liability insurance policy now or previously in force, or (iv) rights due to the obligations of the Corporation under the provisions of Section 6.9 of the Merger Agreement.

III. Executive acknowledges that he has been given the opportunity to consider this Separation Agreement for a period ending twenty-one (21) days after its delivery to him. In the event Executive executed this Separation Agreement within less than twenty-one (21) days from such date, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Separation Agreement until the end of the twenty-one (21) day period. To accept this Separation Agreement, Executive shall deliver a signed Separation Agreement to the Corporation’s General Counsel within such twenty-one (21) day period. For a period of seven (7) days from the date when Executive executes this Separation Agreement (the “Revocation Period”), he shall retain the right to revoke this Separation Agreement by written notice that is received by the Corporation’s General Counsel on or before the last day of the Revocation Period. This Separation Agreement shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Separation Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period.

IV. Executive acknowledges that he has been advised to discuss all aspects of this Separation Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Separation Agreement and that he is voluntarily entering into this Separation Agreement.

Schedule I

Performance Bonus

2013 Incentive Plan
Pay-out Matrix

EPS Levels		Webb
Threshold	Level 1	N/A
	Level 2	N/A
Base Line	Level 3	$180,000 minimum
	Level 4	$200,000
	Level 5	$220,000